Exhibit 10(r)

POTLATCH CORPORATION

MANAGEMENT PERFORMANCE AWARD PLAN II

Effective: January 1, 2005

POTLATCH CORPORATION

MANAGEMENT PERFORMANCE AWARD PLAN II

1.	ESTABLISHMENT AND PURPOSE

(a)	The Potlatch Corporation Management Performance Award Plan II (the “Plan”) was adopted effective January 1, 2005, by the Board of Directors of Potlatch Corporation to provide meaningful financial rewards to those employees of Potlatch Corporation and its subsidiaries who are in a position to contribute to the achievement by Potlatch Corporation and its subsidiaries of significant improvements in profit performance and growth.

(b)	The Plan is the successor plan to the Potlatch Corporation Management Performance Award Plan (the “Prior Plan”). Effective December 31, 2004, the Prior Plan was frozen and no new Award deferrals will be made under it; provided, however, that any Award deferrals made under the Prior Plan before January 1, 2005 continue to be governed by the terms and conditions of the Prior Plan as in effect on December 31, 2004 or on the date of any later amendment, provide that such amendment is not a material modification of the Prior Plan under Section 409A of the Code and the regulations promulgated thereunder.

(c)	Any Award deferrals made under the Prior Plan after December 31, 2004 are deemed to have been made under the Plan and all such deferrals are governed by the terms and conditions of the Plan as it may be amended from time to time.

(d)	The Plan is intended to comply with the requirements of Section 409A of the Code.

2.	DEFINITIONS

(a)	“Award” means an award under the Plan.

(b)	“Award Year” means a Year with respect to which Awards are made.

(c)	“Board of Directors” means the Board of Directors of Potlatch.

(d)	“CEO” means the Chief Executive Officer of Potlatch.

(e)	“Change of Control” means

(i)

upon consummation of a reorganization, merger or consolidation involving the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of the Corporation (the “Outstanding Common Stock”) and the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation either directly or through one or more subsidiaries), (B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or such other corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(ii)	on the date that individuals who, as of May 19, 2006 constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to May 19, 2006 whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of any Person other than the Board of Directors; or

(iii)	upon the consummation of the sale of all or substantially all of the assets of the Corporation or approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Committee” means the committee which shall administer the Plan in accordance with Section 3.

(h)	“Corporation” means Potlatch and its Subsidiaries.

(i)	“Employee” means a full-time salaried employee (including any Officer) of the Corporation.

(j)	“Guidelines” means the Potlatch Corporation Stock Ownership Guidelines.

(k)	“Officer” means any Employee who is an elected officer of the Corporation and who is the chief manager of an Organization Unit.

(l)	“Organization Unit” means a major organizational component or profit center of the Corporation as determined pursuant to rules and regulations adopted by the Committee from time to time, the Employees of which are eligible to participate in the Plan.

(m)	“Participant” means any Employee actively employed by the Corporation during an Award Year in an Organization Unit in a position designated as a participating position pursuant to rules and regulations adopted by the Committee from time to time.

(n)	“Plan” means the Potlatch Corporation Management Performance Award Plan II, adopted effective January 1, 2005.

(o)	“Potlatch” means Potlatch Corporation, a Delaware corporation.

(p)	“Prior Plan” means the Potlatch Corporation Management Performance Award Plan, adopted July 20, 1973.

(q)

“Separation from Service” means termination of a Participant’s employment as a common-law employee of the Corporation. A Separation from Service will not be deemed to have occurred if a Participant continues to provide services to the Corporation in a capacity other than as an employee and if the Participant is providing services at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment with the Corporation (or if employed by the Corporation less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the annual remuneration earned during the final three full calendar years of employment (of if less, such lesser period); provided, however, that a Separation from Service will be deemed to have occurred if a Participant’s service with the Corporation is reduced to an annual rate that is less than twenty percent (20%) of the services rendered, on average, during the immediately preceding three full calendar years of employment with the Corporation (or if employed by the Corporation less than three years, such lesser period) or the annual remuneration for such services is less than twenty percent (20%) of the annual remuneration earned during the three full calendar years of employment with the Corporation (or if less, such lesser period).

(r)	“Subsidiary” means any corporation fifty percent (50%) or more of the voting stock of which is owned by Potlatch or by one or more of such corporations.

(s)	“Year” means the calendar year.

3.	ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Executive Compensation and Personnel Policies Committee of the Board of Directors, or such other committee as may be designated and appointed by the Board of Directors, which shall consist of at least three (3) members of the Board of Directors. No member of the Committee shall be eligible to participate and receive Awards under the Plan while serving as a member of the Committee.

In addition to the powers and duties otherwise set forth in the Plan, the Committee shall have full power and authority to administer and interpret the Plan, to establish procedures for administering the Plan, to adopt and periodically review such rules and regulations consistent with the terms of the Plan as the Committee deems necessary or advisable in order to properly carry out the provisions of the Plan, to receive and review an annual report to be submitted by the CEO which shall describe and evaluate the operation of the Plan, and to take any and all necessary action in connection therewith. The Committee’s interpretation and construction of the Plan and its determination of the amount of any Award thereunder shall be conclusive and binding on all persons. In making such determinations, the Committee is entitled to rely on information and reports provided by the CEO.

Within thirty (30) days after a Change of Control, the Committee shall appoint an independent committee consisting of at least three current (as of the effective date of the Change of Control) or former Corporation officers and directors, which shall thereafter administer all claims for benefits under the Plan. Upon such appointment the Committee shall cease to have any responsibility for claims administration under the Plan.

4.	ELIGIBILITY AND PARTICIPATION

Pursuant to rules and regulations adopted by the Committee, the Committee shall designate the Organization Units and the positions that are eligible to participate in the Plan.

5.	AWARDS

Awards shall be determined in accordance with Sections 6, 7 and 8 and announced to Participants by April 15 following the close of the Award Year and, unless deferred in accordance with Section 9, are paid no later than May 15 following the close of the Award Year.

6.	DETERMINING THE ACTUAL CORPORATE FUND

The total amount of Awards made to all Participants with respect to any Award Year shall be determined pursuant to this Section 6.

(a)	Standard Bonus Fund. There shall first be determined the Standard Bonus Fund for such Award Year. The Standard Bonus Fund shall be computed as follows:

(i)	The Standard Bonus for each Participant shall first be determined. A Participant’s Standard Bonus shall be an amount equal to a percentage of the Participant’s salary, based on the position to which the Participant is assigned, as determined in accordance with rules and regulations adopted by the Committee. If a Participant does not qualify as a Participant for the entire period of the applicable Award Year, the Standard Bonus will be prorated to reflect the number of half calendar months that the Employee was a Participant.

(ii)	The sum of the Standard Bonuses for all Participants as determined under subparagraph (i) above shall constitute the amount of the Standard Bonus Fund.

(iii)	The Standard Bonus Fund for each Organization Unit shall be the sum of all Standard Bonuses for all Participants in such Organization Unit.

(b)	Performance Modifier. The Performance Modifiers for each Award Year shall be a percentage determined pursuant to rules and regulations adopted by the Committee. Modifiers may range from a minimum of zero to a maximum of two hundred percent (200%). In its rules and regulations concerning the determination of the Performance Modifiers, the Committee may take into consideration certain financial measures of profit performance (including, without limitation, consolidated earnings per share, return on shareholder equity, and return on invested capital) and a comparison of the Corporation’s profit performance with the profit performance of other major competitors.

(c)	Actual Corporate Fund. The Actual Corporate Fund for each Award Year shall be determined in accordance with rules and regulations adopted by the Committee. The Actual Corporate Fund shall be represented by a bookkeeping entry only and no Employee of the Corporation shall have any vested right therein.

(d)

Limits on Award Payments. Notwithstanding any other provision of the Plan, the Board of Directors may, in its sole discretion, determine limits on the amount and alter the time and form of payment of Awards with respect to an Award Year if any of the following conditions occurs: (i) Potlatch does not declare cash dividend with respect to its common stock during such Award Year, or (ii) the Actual Corporate Fund determined pursuant to Section 6(c) for such Award Year exceeds six percent (6%) of Potlatch’s consolidated net earnings, before taxes, for such Award Year. Notwithstanding the foregoing, the Board of Directors shall not alter the time and form of payment of any Award for which a Participant has made a deferral election in accordance with Section 9 of the Plan, unless such alteration is permissible under Section 409A of the Code.

7.	ALLOCATING THE ACTUAL CORPORATE FUND AMONG ORGANIZATION UNITS

The Actual Corporate Fund shall be allocated for each Award Year among the Organization Units in accordance with the Plan’s rules and regulations.

8.	DETERMINING INDIVIDUAL AWARDS

Each Officer shall determine the amount of the Award to each Participant who is assigned to such Officer’s Organization Unit (except the Officer’s own Award) by prescribing the basis for allocating such Organization Unit’s portion of the Actual Corporate Fund among the Participants employed in such Organization Unit, taking into account the amount of the Participant’s Standard Bonus and the Participant’s individual performance. Each Participant’s Award shall be subject to review by and approval of the CEO.

9.	FORM AND TIME OF PAYMENT OF AWARDS

(a)	All non-deferred Awards under the Plan shall be paid in cash to all Participants other than those subject to the Guidelines. For a Participant subject to the Guidelines, the Award shall be paid in a combination of fifty percent (50%) cash and fifty percent (50%) common stock of the Corporation if the Participant has not incrementally reached the required ownership level at the end of each of his or her first five years under the Guidelines or has not maintained one hundred percent (100%) of the applicable guideline amount in subsequent years. The number of shares of common stock shall be determined by dividing the dollar value of the portion of the Award allocated as stock by the closing price of the Corporation’s common stock on the date of the Committee meeting at which the Award payments are approved. Award amounts shall be prorated for the portion of the Award Year the Employee was an eligible Participant pursuant to the rules and regulations adopted by the Committee from time to time. A Participant who is dismissed shall be entitled to receive an Award only to the extent permitted pursuant to the rules adopted by the Committee.

(b)	Notwithstanding the foregoing, a Participant may elect to defer receipt of payment of a single Award or all future Awards until after his or her Separation from Service pursuant to rules and regulations adopted by the Committee and in compliance with Section 409A of the Code. However, if the payment of the Award would cause the Participant’s annual compensation to exceed the amount deductible by the Corporation pursuant to the application of Section 162(m) of the Code, the Participant will be required to defer receipt of the portion of the Award that would be non-deductible in the Award Year until after his or her Separation from Service.

(c)	An Award, the payment of which is deferred under (b) above, shall be converted at the Participant’s election into cash and or full and fractional stock units equal to the number of shares of the Corporation’s common stock determined by dividing the dollar value of the portion of the Award to be converted into stock units by the closing price of the Corporation’s common stock on the date of the Committee meeting at which the Award payments are approved.

On each dividend payment date, dividend equivalents shall be credited to each full and fractional stock unit to the extent such stock unit was in the Participant’s deferred account on the dividend record date immediately preceding the applicable dividend payment date. Such dividend equivalents shall be converted into stock units as of the dividend payment date by dividing the amount of the dividend equivalents by the closing price of the Corporation’s common stock on the dividend payment date.

In the event of a change in the number of outstanding shares of the Corporation’s common stock by reason of a stock split, stock dividend, reclassification or other distribution of shares or other similar changes in the capitalization of the Corporation, an appropriate adjustment shall be made in the number of each Participant’s stock units determined as of the date of such occurrence.

(d)	The cash portion of an Award, the payment of which was deferred under (b) above shall be credited with additional amounts during the period of deferral commencing on the first day of the month coinciding with or next following the date Awards are normally paid pursuant to Section 5 above, and continuing during the period of deferral up to the last day of the month in which the amounts deferred hereunder are paid, and payable at the time that the deferred Awards are paid. Such additional amounts shall be computed at seventy percent (70%) of the higher of the following averages during the period of deferral; (i) the prime rate charged by the major commercial banks as of the first business day of each calendar month (as reported in an official publication of the Federal Reserve System), or (ii) the average monthly long-term rate of A rated corporate bonds (as published in Moody’s Bond Record), and shall be compounded annually. Notwithstanding the foregoing, in no event shall such additional amount exceed the maximum interest rate allowable by law.

10.	SPECIAL AWARDS FUND

(a)	Creation of the Fund. A Special Awards Fund shall be established with respect to each Award Year in an amount determined by the Committee but not to exceed ten percent (10%) of the Standard Bonus Fund for such Award Year. The Special Awards Fund shall be represented by a bookkeeping entry only and no Employee of the Corporation shall have any vested right therein.

(b)	Eligibility. Awards may be made in a total amount equal to the Special Awards Fund to those Employees of the Corporation who are not Participants with respect to such Award Year, but who in the judgment of an Officer have made outstanding contributions to the success of the Corporation.

(c)	Selection. After the close of the Award Year, recipients of Awards under the Special Awards Fund shall be selected by the CEO upon the recommendation of an Officer. The amount of each individual’s Award under the Special Awards Fund shall be determined by the CEO upon the recommendation of an Officer and shall fall within a range set forth in rules and regulations adopted by the Committee, expressed as minimum and maximum percentages of base annual salary paid. Awards under the Special Awards Fund shall be announced by April 15 following the close of the Award Year.

(d)	Payment. Awards under the Special Awards Fund shall be paid in full in cash no later than May 15 following the close of the Award Year.

11.	NO ASSIGNMENT OF INTEREST

The interest of any person in the Plan or in payments to be received pursuant to it shall not be subject to option or assignable either by voluntary or involuntary assignment or by operation of law, and any act in violation of this section shall be void.

12.	EMPLOYMENT RIGHTS

The selection of an Employee as a Participant shall not confer any right on such Employee to receive an Award under the Plan or to continue in the employ of the Corporation or limit in any way the right of the Corporation to terminate such Participant’s employment at any time.

13.	AMENDMENT OR TERMINATION OF THE PLAN

The Board of Directors may amend, suspend or terminate the Plan at any time; provided, however, that any amendment adopted or effective on or after July 1, in any Award Year which would adversely affect the calculation of a Participant’s Award or the Participant’s eligibility for an Award for such Award Year shall be applied prospectively from the date the amendment was adopted or effective, whichever is later; provided, further that if the Plan is terminated effective on or after July 1 in any Award Year such termination shall not adversely affect any Participant’s eligibility for a pro rata share of an Award for the period of such Award Year prior to the date the termination was adopted or effective, whichever is later, subject to all other applicable terms and conditions of the Plan. In the event of termination of the Plan, Awards deferred under Section 9(b) shall be paid at such times and in such amounts as provided in section 9(b) and the rules and regulations adopted by the Committee and in compliance with Section 409A of the Code. The foregoing notwithstanding, no amendment adopted nor termination of the Plan following the occurrence of a Change of Control shall be effective if it (a) would reduce a Participant’s Standard Bonus for the Award Year in which the Change of Control occurs, (b) would reduce an Award earned and payable to a Participant in respect of the Award Year that ended immediately prior to the Award Year in which the Change of Control occurs, or (c) modify the provisions of this sentence.

Notwithstanding the foregoing, the Vice President, Human Resources of Potlatch Forest Products Corporation shall have the power and authority to amend the Plan with respect to any amendment that (i) does not materially increase the cost of the Plan to the Company or (ii) is required to comply with new or changed legal requirements applicable to the Plan, including, but not limited to, section 409A of the Code.

14.	SUCCESSORS AND ASSIGNS

The Plan shall be binding upon the Corporation, its successors and assigns, and any parent corporation of the Corporation’s successors or assigns. Notwithstanding that the Plan may be binding upon a successor or assign by operation of law, the Corporation shall require any successor or assign to expressly assume and agree to be bound by the Plan in the same manner and to the same extent that the Corporation would be if no succession or assignment had taken place.

15.	CHANGE OF CONTROL

Notwithstanding any other provision of the Plan to the contrary, this Section 15 shall apply with respect to the determination of Awards and the payment of Awards following a Change of Control. In the event of a Change of Control each Participant shall be guaranteed payment of his or her prorated Standard Bonus for the Award Year in which the Change of Control occurs. A prorated Standard Bonus shall be calculated by multiplying the Participant’s Standard Bonus for the applicable Award Year by a fraction, the numerator of which is the number of full months in the Award Year completed at the effective time of the Change of Control, and the denominator of which is twelve (12). With respect to any Award earned but not yet paid in respect of the Award Year that ended immediately prior to the Award Year in which a Change of Control that also is a change in the ownership or effective control the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation as defined in the regulations promulgated under Section 409A of the Code (a “Code Section 409A Change of Control”) occurs, each Participant shall be guaranteed payment of his or her Award determined in accordance with Section 8 based on the performance results for the applicable Award Year. Awards paid pursuant to this paragraph (a) shall be paid in a lump sum, in cash and upon the earliest of (i) the time as prescribed in subsection 9(a), (ii) the date the Participant Separates from Service for any reason other than “misconduct,” as defined in the Corporation’s Severance Program for Executive Employees, following the Code Section 409A Change of Control, or (iii) with respect to an Award for which a Participant has made a deferral election in accordance with Section 9 of the Plan, within the twelve-month period following the termination of the Plan, provided that the Plan is terminated within the period beginning thirty days prior to and ending twelve months following the effective date of the Code Section 409A Change of Control.